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                                                                       Exhibit 2

                          100% COINSURANCE AGREEMENT

                                    BETWEEN

                       PROTECTIVE LIFE INSURANCE COMPANY

                                      AND

                          STANDARD INSURANCE COMPANY

     THIS AGREEMENT is made and entered into as of the 6th day of November, 2000 (herein "Contract Date") between Standard Insurance Company, an Oregon life and health insurer (herein "Ceding Company"), and Protective Life Insurance Company, a Tennessee legal reserve life and health insurer (herein "Reinsurer").

     RECITALS

     A. Ceding Company has heretofore written or previously assumed and now has on its books certain universal life and traditional life insurance policies and assumed reinsurance.

     B. Ceding Company and Reinsurer wish to enter into this transaction pursuant to which Reinsurer will 100% coinsure the Policy Liabilities (as hereinafter defined) under such life insurance policies and assumed reinsurance.

     AGREEMENT

     NOW, THEREFORE, IN CONSIDERATION of the mutual and foregoing recitals and the mutual covenants and undertakings herein contained, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties do freely and voluntarily agree as follows:

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                                   ARTICLE 1

                                  Definitions
                                  -----------

     Section 1.01. As used herein, the following terms shall have the following meanings:

     "Additional Closed Block Assets" shall mean cash in an amount equal to the excess of the statutory Closed Block Policies Liabilities over the statutory book value of the Closed Block Assets.

     "Additional Assets Account" shall mean the account established under the Trust Agreement into which the Additional Closed Block Assets and the Non-Closed Block Assets will be deposited.

     "Affiliate" means a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified. For purposes of this definition, the term "control" (including the terms "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to (i) vote 50% or more of the voting securities of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     "Agreed Reserves" shall mean (i) an amount equal to the Non-Closed Block Policies Net Liabilities, plus (ii) an amount equal to the Closed Block Policies Net Liabilities, minus (iii) an amount equal to the statutory book value of the assets in the Closed Block Assets Account.

     "Annual Statement" shall mean the Annual Statement of Ceding Company in the State of Oregon for the year ended December 31, 2000.

     "Assumed Agreements" shall mean the Reinsurance Agreements described on
Schedule 8.03 and the Related Agreements.

     "Assumed Agreement Liabilities" shall mean the contractual obligations under the written terms of the Assumed Agreements.

     "Business Transfer Date" shall mean the date on which the Reinsurer assumes responsibility for Policyholder Service under Service Agreement No. 2.

     "Ceding Commission" shall have the meaning ascribed to that term in Section 5.04.

     "Ceding Company" shall mean Standard Insurance Company, an Oregon life and health insurer, and its permitted successors and assigns, including any liquidator, receiver, rehabilitation or other statutory successor.

     "Closed Block" means the closed block established by the Ceding Company in

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connection with its conversion from a mutual insurer to a stock insurer.

     "Closed Block Assets" shall mean the assets funding the Closed Block Policies, which assets are described on Exhibit D.

     "Closed Block Assets Account" shall mean the account established under the Trust Agreement into which the Closed Block Assets will be deposited.

     "Closed Block Memorandum" shall mean the Closed Block Memorandum dated December 14, 1998 adopted by the Ceding Company in connection with its conversion from a mutual insurer to a stock insurer, a copy of which is attached hereto as Exhibit A.

     "Closed Block Policies" shall mean the individual life insurance policies allocated pursuant to the Closed Block Memorandum to the Closed Block. "Closed Block Policies" as used in this Agreement is intended to refer to all such insurance policies which are in-force as of the Effective Date, as well as any riders providing for other supplemental benefits, and specifically includes (i) all lapsed policies subject to reinstatement and (ii) any supplemental benefits arising out of the Closed Block Policies.

     "Closed Block Policies Net Liabilities" shall mean the Policy Liabilities and reserves relating to the Closed Block Policies, net of reinsurance ceded to a third-party reinsurer, and also net of other policy-related assets, such as due and deferred premiums, policy loans and collateral loans.

     "Closing" shall occur on January 31, 2001, at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., in Houston, Texas, at 10:00 a.m., or such other place and time as the parties may mutually agree, provided that all conditions set forth in Article 13 concerning the parties' respective obligations to consummate the transactions provided for herein have been satisfied, or at such other place, date and time as shall be agreed upon in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date".

     "Coinsured Policies" shall mean the Closed Block Policies and Non-Closed Block Policies.

     "Commissions" shall mean commissions owed to agents under the Related Agreements and any other related expenses agreed to by Reinsurer and Ceding Company.

     "Contract Date" shall mean the date specified in the first paragraph of this Agreement.

     "Effective Date" shall mean December 31, 2000.

     "Final Effective Date Accounting" shall have the meaning ascribed to that term in Section 5.01(b).

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     "Governmental Entity" means any agency, administrative division or department (or administrative subdivision), commission, regulatory authority, taxing or administrative authority, court or other judicial body, legislature, audit group or procuring office of the government of the United States or any state, city, municipality, county or town thereof, or of any foreign jurisdiction, including the employees or agents of any thereof.

     "Investment Policy Statement" shall mean the Investment Policy Statement for the Closed Block dated November 30, 1998.

     "Law" or "Laws" means any statute, law, ordinance, regulation, rule, code, order, permit, determination of a Governmental Entity, rule of common law or other requirement, whether federal, state, local or foreign.

     "Monthly Accountings" shall have the meaning ascribed to that term in
Section 5.02.

     "Net Closed Block Cash Flow" shall mean an amount equal to (i) (A) premiums, loan repayments and other amounts payable in respect of the Closed Block Policies and (B) reinsurance recoverables collected under the Reinsurance Agreements with respect to amounts paid under the Closed Block Policies, less
(ii) (A) Policy Liabilities paid by Reinsurer that relate to the Closed Block Policies, (B) amounts due Reinsurer for Policyholder Service as provided for under the Closed Block Memorandum and (C) premiums paid under the Reinsurance Agreements for reinsurance of Ceding Company's liabilities under the Closed Block Policies.

     "Neutral Auditors" shall have the meaning ascribed in Section 5.01(b).

     "Non-Closed Block Assets" shall mean cash in an amount equal to statutory reserves under the Non-Closed Block Policies.

     "Non-Closed Block Policies" shall mean the individual life insurance policies of the Ceding Company that are not allocated to the Closed Block, including policies reinsured by Ceding Company pursuant to indemnity reinsurance agreements. Non-Closed Block Policies as used in this Agreement is intended to refer to all such policies which are in-force as of the Effective Date, as well as any riders providing for other supplemental benefits, and specifically includes (i) all lapsed policies subject to reinstatement and (ii) any supplemental benefits arising out of the Non-Closed Block Policies. Non-Closed Block Policies as used in this Agreement will also include policies which have policy dates after the Effective Date and prior to the Business Transfer Date.

     "Non-Closed Block Policies Net Liabilities" shall mean the Policy Liabilities and reserves relating to the Non-Closed Block Policies, net of reinsurance ceded to a third-party reinsurer, and also net of other policy-related assets, such as due and deferred premiums, policy loans and collateral loans.

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     "Nonguaranteed Provisions" shall have the meaning ascribed to that term in
Section 4.02.

     "Oregon SAP" shall mean insurance accounting principles prescribed or permitted by the Director of Banking, Commerce and Insurance of the State of Oregon.

     "Person" means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof or any other entity.

     "Policy Liabilities" shall mean all liabilities and obligations arising under or in connection with the Coinsured Policies, including, without limitation: (i) all obligations of the Ceding Company represented by the policy reserves transferred to Reinsurer pursuant to Section 5.05, (ii) all liability for premium taxes arising on account of premiums paid on or after the Effective Date, (iii) all amounts payable for returns or refunds of premiums under the Coinsured Policies, (iv) all liability for Commission payments and other fees or compensation payable with respect to the Coinsured Policies to or for the benefit of intermediaries, brokers and service providers on or after the Effective Date, (v) all dividends declared by the Ceding Company on the Coinsured Policies in accordance with the terms of this Agreement, and (vi) all guaranty fund assessments and similar charges imposed with respect to the Coinsured Policies based on premiums paid on or after the Effective Date; provided, however, that Policy Liabilities shall not include any liability or obligation with respect to any litigation, arbitration or other recognized "alternative dispute resolution" proceeding pending or threatened as of the Effective Date with respect to any of the Coinsured Policies or any matter arising out of the bad faith or willful misconduct of the Ceding Company.

     "Policyholder Service" shall mean the performance of tasks, duties, responsibilities and actions as may be required by Ceding Company as set forth in Article 6 hereof or Reinsurer as set forth in Article 7 hereof.

     "Preliminary Effective Date Accounting" shall have the meaning ascribed to that term in Section 5.01(a).

     "Reinsurance Agreements" shall mean those contracts listed in Schedule
8.03 attached hereto and made a part hereof, pursuant to which Ceding Company has ceded liabilities to third parties with respect to the Coinsured Policies.

     "Reinsurer" shall mean Protective Life Insurance Company, a Tennessee legal reserve life and health insurer, and its successors and permitted assigns, including any liquidator, receiver, rehabilitation or other statutory successor.

     "Related Agreements" shall mean those contracts pursuant to which Ceding Company

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has agreed to pay Commissions relating to the Coinsured Policies.

     "Report" shall mean the "Actuarial Appraisal of the Individual Life Insurance Business (ILIO) of Standard Insurance Company as of 12/31/99," prepared by Milliman & Robertson, Inc. dated June 28, 2000.

     "Review Period" shall have the meaning ascribed to that term in Section 5.01(b).

     "Service Agreement No. 1" shall mean the service agreement covering the period between the Effective Date and the Business Transfer Date as described in
Article 6.

     "Service Agreement No. 2" shall mean the service agreement covering the period after the Business Transfer Date as described in Article 7.

     "Supporting Data" shall have the meaning ascribed to that term in Section 5.01(a).

     "this Agreement" shall mean this 100% Coinsurance Agreement and all exhibits and schedules hereto, and all amendments entered into in accordance with Section 17.03.

     "Trust" and "Trust Agreement" shall mean the Trust Agreement to be entered into among Ceding Company, Reinsurer and The Bank of New York, as trustee, in substantially the form attached hereto as Exhibit F.

     "Trust Accounts" shall mean the Closed Block Assets Account and the Additional Assets Account to be established under the Trust Agreement

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                                 ARTICLE 2

                            Purpose of Agreement
                            --------------------

      Section 2.01.  Purpose of Agreement.  The purpose of this Agreement is
(a) to provide for the one hundred percent (100%) coinsurance or, to the extent permitted by Section 4.02, assumption by Reinsurer of (i) the Policy Liabilities and (ii) the contractual liabilities of Ceding Company under the Assumed Agreements, (b) to provide for full servicing of the Coinsured Policies by Reinsurer after the Business Transfer Date, all in consideration of the representations, warranties and undertakings contained in this Agreement, (c) the transfer of ownership by Ceding Company to Reinsurer of the assets as provided in Section 5.05, (d) the assignment to Reinsurer by Ceding Company of all of Ceding Company's rights under the Coinsured Policies, and (e) the assignment to Reinsurer by Ceding Company of all of Ceding Company's rights under the Reinsurance Agreements. Between the Effective Date and the Business Transfer Date, Ceding Company shall continue to provide service on the Coinsured Policies as provided in Article 6. The coinsurance and service responsibilities are subject to the terms and conditions set forth herein. It is the express intent of the parties hereto that Reinsurer shall not accept any liabilities of Ceding Company other than Policy Liabilities and the Assumed Agreements Liabilities.

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                                 ARTICLE 3

                Coverages to be Coinsured; Liabilities Assumed
                ----------------------------------------------

     Section 3.01. Cession. Ceding Company agrees to cede and assign and does cede and assign effective on the Closing Date to Reinsurer on a coinsurance basis, as of 11:59 p.m. Pacific Time on the Effective Date, (a) all of the Policy Liabilities, and its rights and interest in the Coinsured Policies and the Related Agreements to the end that then and thereafter, as between the parties to this Agreement, Ceding Company shall have no liability for Policy Liabilities or the written contractual obligations under the Related Agreements; and (b) all of Ceding Company's rights and interest in all Reinsurance Agreements to the end that then and thereafter, as between the parties to this Agreement, Ceding Company shall have no liability on account of the Coinsured Policies with respect to the written contractual obligations under the Reinsurance Agreements. The cession of the Coinsured Policies to Reinsurer hereunder is not intended to alter the reinsurance of a portion of the risk under any Coinsured Policies with any third-party reinsurer, which reinsurance shall continue in accordance with its terms.

     Section 3.02. Coinsurance. As between the parties to this Agreement, Reinsurer agrees to accept and it does accept as of the Effective Date, cession or retrocession, as the case may be, of the Coinsured Policies and agrees to perform effective as of the Closing Date (a) all Policy Liabilities and (b) the Assumed Agreements Liabilities in each case that are to be performed after the Closing Date. Reinsurer does not agree to and shall not assume any other liabilities of any kind or description.

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                                   ARTICLE 4

                            Coinsurance Provisions
                            ----------------------

     Section 4.01. Policy Changes. Ceding Company agrees that it shall not make any changes after the Effective Date in the provisions and conditions of a Coinsured Policy except with Reinsurer's prior written consent or to the extent that any change to the terms of any Coinsured Policy is required under any applicable Law. Both parties agree to cooperate in the making or implementation of such changes.

     Section 4.02.  Nonguaranteed Provisions.

     (a) Closed Block Policies - General. After the Contract Date and until the Closing Date, nonguaranteed policy provisions of the Closed Block Policies (collectively, "Nonguaranteed Provisions"), including without limitation dividends, mortality charges, expense charges, indeterminate premium rates and interest rates, shall continue as in effect until the Closing, unless the parties otherwise mutually agree. After the Closing Date, subject to the requirements of the Closed Block Memorandum, Reinsurer may implement, in the name of Ceding Company, changes to such Nonguaranteed Provisions. All changes to any Nonguaranteed Provisions with respect to the Closed Block Policies shall comply in all respects with the written terms of the Coinsured Policies, the Closed Block Memorandum, applicable Law and Actuarial Standards of Practice promulgated by the Actuarial Standards Board governing redetermination of nonguaranteed charges. The board of directors of Ceding Company, upon request by Reinsurer, shall adopt such corporate approvals of any changes to such Nonguaranteed Provisions as Reinsurer shall deem reasonably necessary.

     (b) Non-Closed Block Policies. After the Contract Date and until the Closing Date, Nonguaranteed Provisions of the Non-Closed Block Policies, including without limitation dividends, mortality charges, expense charges, indeterminate premium rates and interest rates, shall continue as in effect until the Closing, unless the parties otherwise mutually agree. After the Closing Date, Reinsurer may implement, in the name of Ceding Company, changes to such Nonguaranteed Provisions. All changes to any Nonguaranteed Provisions of the Non-Closed Block Policies shall comply in all respects with the written terms of the Coinsured Policies, applicable Law and Actuarial Standards of Practice promulgated by the Actuarial Standards Board governing redetermination of nonguaranteed charges. The board of directors of Ceding Company, upon request by Reinsurer, shall adopt such corporate approvals of any changes to such Nonguaranteed Provisions as Reinsurer shall deem reasonably necessary.

     Section 4.03. Downgrade. If Ceding Company's A.M. Best's rating drops below "A-", Ceding Company agrees that Reinsurer shall have the right, upon written notice to Ceding Company, at its option and at its expense, to assume on a novation basis the Coinsured Policies, subject to receipt by Ceding Company and Reinsurer of any required regulatory approvals, amendments to the plan of demutualization of Ceding Company, a vote of policyholders and other approvals as may be necessary pursuant to the Closed Block.

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     Section 4.04.  Conversions.  Reinsurer agrees that it will issue and service individual conversion policies on behalf of Ceding Company with regard to Coinsured Policies upon exercise by the owner of the contractual right to convert. Ceding Company agrees to have all required policy forms filed and approved in all applicable states in order that conversion requests and changes to existing insurance coverage may be processed pursuant to such contractual rights.

     Section 4.05. Reinstatements. A lapsed, surrendered or terminated policy that would have been a Coinsured Policy had it been in force on the Effective Date that later reinstates pursuant to policy provisions, will be reinsured hereunder automatically. Premiums and interest on such reinstated and reinsured policies shall be payable to Reinsurer for the period on and after the Effective Date to the extent that Ceding Company received from the policyholders premiums and interest on such policies.

     Section 4.06.  Trust Accounts and Trust Agreement.

     (a) On the Closing Date, Reinsurer and Ceding Company will enter into the Trust Agreement. Reinsurer will establish thereunder two trust accounts (the "Trust Accounts") to be identified as the "Closed Block Assets Account" and the "Additional Assets Account".

     (b) Reinsurer agrees to transfer to the Closed Block Assets Account the assets of Ceding Company allocated to the Closed Block and transferred by Ceding Company to Reinsurer pursuant to the terms of this Agreement. In addition, Reinsurer agrees to transfer to the Closed Block Assets Account on a monthly basis, not later than the 15th day of the following month, an amount equal to the Net Closed Block Cash Flow for each month during the period that Reinsurer is required to maintain the Closed Block Assets Account.

     (c) Reinsurer agrees to transfer to, and maintain in, the Additional Assets Account assets having a statutory book value not less than an amount equal to the Agreed Reserves. Assets in the Additional Assets Account shall be held in trust by Trustee in accordance with the terms of this Agreement and the Trust Agreement until such time as the Agreed Reserves are less than $25,000,000 and Ceding Company has received any required approval of the Director of Banking, Commerce and Insurance of the State of Oregon.

     (d) Assets deposited in the Trust Accounts shall be valued according to their current statutory book value and shall consist only of investments of the type specified in the Trust Agreement.

     (e) Assets in the Closed Block Assets Account may be withdrawn by Reinsurer on a quarterly basis in accordance with the procedures set forth in the Trust Agreement in order to (i) reimburse Reinsurer for Policy Liabilities paid by Reinsurer that relate to the Closed Block Policies, (ii) pay to the Reinsurer the amounts due Reinsurer under the Closed Block Memorandum and (iii) to reimburse Reinsurer for premiums paid under the Reinsurance Agreements for reinsurance of Ceding Company's liabilities under the Closed Block Policies, in

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each instance to the extent not deducted from the cash flow under such Closed
Block Policies in determining Net Closed Block Cash Flow.

     (f) Assets in the Additional Assets Account may be withdrawn by Reinsurer in accordance with the procedures set forth in the Trust Agreement, provided that either:

          (i) Reinsurer shall, at the time of any such withdrawal and transfer, replace the withdrawn assets with other assets that constitute an authorized investment of the Additional Assets Account, having a statutory book value at least equal to the statutory book value of the assets so withdrawn, in order to maintain in the Additional Assets Account assets having a statutory book value at least equal to the Agreed Reserves, or

          (ii) after such withdrawal and transfer, the statutory book value of the assets remaining in the Additional Assets Account is not less than the Agreed Reserves.

     (g) Assets in the Trust Accounts may be withdrawn by Ceding Company in accordance with the procedures set forth in the Trust Agreement, provided that such assets are applied and utilized by Ceding Company, without diminution because of the insolvency of Ceding Company or the Reinsurer, to reimburse Ceding Company for Reinsurer's share of Policy Liabilities paid by Ceding Company, to the extent not paid directly by Reinsurer when due pursuant to the terms of Service Agreement No. 2. In the event that Ceding Company withdraws assets from the Trust Accounts in excess of actual amounts permitted to be withdrawn pursuant to the preceding sentence, Ceding Company will return such excess to the Trust Account or Accounts from which it was withdrawn, plus interest on such excess at the 90-Day Treasury Rate in effect on the date of such withdrawal. Without limiting the foregoing, no withdrawal from the Trust Accounts shall be made by Ceding Company unless Reinsurer shall have (a) filed a voluntary petition or commenced a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect or if such a petition shall have been filed against Reinsurer and not controverted in a timely and appropriate manner, (b) applied for or consented to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (c) failed generally, or admitted in writing its inability, to pay its debts generally as they become due, (d) made a general assignment for the benefit of creditors or
(f) taken formal corporate action to authorize or approve any of the foregoing.

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                                 ARTICLE 5

                     Accounting, Payments, and Procedures
                     ------------------------------------

     Section 5.01.  Effective Date Accounting.

     (a) On or before the Closing Date, Ceding Company shall have prepared and delivered to Reinsurer, as of the Effective Date, an accounting (the "Preliminary Effective Date Accounting") of all liabilities (except those related to death claims incurred prior to the Effective Date on the Non-Closed Block Policies, which shall remain liabilities of Ceding Company) and related assets customarily arising under statutory accounting principles with respect to the Coinsured Policies, substantially in the form set forth in Exhibit B. Such accounting shall be reviewed and certified by a Fellow of the Society of Actuaries familiar with the business of Ceding Company. It is anticipated that all liabilities and assets arising from or relating to the Coinsured Policies shall be reflected in the Preliminary Effective Date Accounting and omission of an item from Exhibit B which properly relates to the Coinsured Policies shall not be cause for omission of such item from the Preliminary Effective Date Accounting. Exhibit B will be prepared in accordance with Oregon SAP applied on a basis consistent with the Annual Statement and reflected in the Reports, will present fairly the items reflected therein in accordance with sound actuarial principles as of the date of such Preliminary Effective Date Accounting, and will be in an amount not less favorable to Reinsurer than the amount included in Ceding Company's Annual Statement. Ceding Company agrees to supply Reinsurer a copy of all computer runs, work papers and supporting data (collectively, the "Supporting Data") used in preparing the Preliminary Effective Date Accounting.

     (b) Within 45 days after the Closing Date, Ceding Company shall prepare and deliver to Reinsurer the "Proposed Final Effective Date Accounting" in the format outlined as Exhibit B, prepared in accordance with the procedures utilized by the Ceding Company for purposes of preparing the Preliminary Effective Date Accounting, which shall represent the Ceding Company's proposal for the Final Effective Date Accounting. Ceding Company agrees to supply Reinsurer with the Supporting Data used in preparing the Proposed Final Effective Date Accounting. Reinsurer shall have 30 days after the receipt of the Proposed Final Effective Date Accounting (the "Review Period") to review the Proposed Final Effective Date Accounting and Supporting Data and to suggest changes therein. If at the end of the Review Period, Ceding Company and Reinsurer are able to agree in writing on the manner in which all items in the Proposed Final Effective Date Accounting should be treated, then the resulting accounting shall be binding on both parties and shall be referred to as the "Final Effective Date Accounting." If at the end of the Review Period Ceding Company and Reinsurer are unable to agree on the Final Effective Date Accounting, then all items remaining in dispute shall be submitted to Milliman & Robertson, Inc. (the "Neutral Auditors"). The Neutral Auditors shall act as experts and not as arbitrators to determine the resolution of those issues (and only those issues) still in dispute. The Neutral Auditors' determination shall be made within 30 days after the end of the Review Period,

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shall be set forth in a written statement delivered to Ceding Company and
Reinsurer and shall be final, binding and conclusive, subject to any breach in the warranties set forth herein, and the Proposed Effective Date Accounting, adjusted to give effect to such determination and any other agreement of the parties, shall in that case be referred to as the Final Effective Date Accounting. Fees and expenses of the Neutral Auditors shall be borne equally by both parties.

     (c) Within 5 business days after the Final Effective Date Accounting has been agreed to: (i) if the Cash Transfer Amount Before Interest (as defined on Exhibit B) exceeds the Cash Transfer Amount Before Interest on the Preliminary Effective Date Accounting, Ceding Company shall pay to Reinsurer cash in an amount equal to such excess; (ii) if the Cash Transfer Amount Before Interest is less than the Cash Transfer Amount Before Interest on the Preliminary Effective Date Accounting, Reinsurer shall pay to Ceding Company cash in an amount equal to such deficiency. Cash transferred pursuant to clause (i) or (ii) of this Section shall be by wire transfer to the bank account designated by Reinsurer or Ceding Company, as appropriate.

     (d) Any amount due pursuant to Section 5.01(c) shall include interest thereon from the Effective Date through the payment date, calculated based on the rates specified on Exhibit B.

     (e) Ceding Company warrants that all of the entries, information, tables and narratives contained in any and all such Accountings will be reviewed and certified by a Fellow of the Society of Actuaries familiar with the business of Ceding Company and that all such Accountings will be prepared in good faith and will be true and correct in all material respects and will be prepared in accordance with Oregon SAP applied on a basis consistent with the Annual Statement and reflected in the Reports, and will present fairly the items reflected therein in accordance with sound actuarial principles as of the date of such Accountings.

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     Section 5.02.  Monthly Accountings.  A Monthly Accounting substantially in the form set forth in Exhibit C (the "Monthly Accountings") for any full month or partial month between the Effective Date and the Business Transfer Date shall be due 10 business days after the end of each month. If the Closing Date does not occur within 31 days after the Effective Date, any Monthly Accountings for months prior to the Closing Date will not be due until after the Closing Date. Each Monthly Accounting shall be reviewed and certified by a Fellow of the Society of Actuaries familiar with the business of Ceding Company will be prepared in accordance with Oregon SAP applied on a basis consistent with the Annual Statement and reflected in the Reports, will present fairly the items reflected therein in accordance with sound actuarial principles as of the date of such Monthly Accounting. Ceding Company agrees to supply Reinsurer a copy of all Supporting Data used in preparing the Monthly Accountings. If any Monthly Accounting reflects a balance due Reinsurer, it shall be paid in cash by Ceding Company with the Monthly Accounting. If any Monthly Accounting reflects a balance due Ceding Company, Reinsurer shall pay such balance to Ceding Company within 10 business days of receiving such Monthly Accounting.

     Section 5.03.  Adjustments Regarding Monthly Accountings.

     (a) In the event that subsequent data or calculations require revision of any of the Monthly Accountings, the required revision and appropriate payments (together with interest thereon at the daily rate of .0174%) thereunder shall be made within 10 business days after the parties hereto mutually agree as to the appropriate revision.

     (b) In the event that Reinsurer notifies Ceding Company of any objections and/or discrepancies with respect to the Monthly Accountings, both parties agree to work and cooperate in good faith to resolve said objections or discrepancies. In the event the parties are unable to reach an amicable resolution or understanding with respect to any such discrepancies or objections, the parties agree that such dispute will be submitted to the Neutral Auditors for resolution.

     Section 5.04. Ceding Commission. Reinsurer shall provide Ceding Company with a Ceding Commission of $90 million, plus interest at a rate of .0174% per day times the number of days from the Effective Date to the Closing Date, payable by wire transfer at the Closing (the "Ceding Commission"), subject to adjustment as set forth in Section 5.06.

     Section 5.05. Transfer of Assets by Ceding Company. At the Closing, Ceding Company shall deliver to Reinsurer the Preliminary Effective Date Accounting and any Monthly Accountings. In addition, at the Closing, Ceding Company shall transfer to the trustee under the Trust Agreement, for the benefit of the Reinsurer, (a) the Closed Block Assets and (b) the Cash Transfer Amount Before Interest, as set forth on Exhibit B.

     Section 5.06. Ceding Commission Adjustment. The amount of the Ceding Commission provided for in Section 5.04 was computed based on the Coinsured Policies as of

December 31, 1999. The parties agree that the Ceding Commission will be adjusted in accordance with Exhibit E (the "Ceding Commission Adjustment") to reflect the Coinsured Policies as of the Effective Date. If the Closing occurs prior to the availability of the "updated projection" (as defined in Exhibit E), as soon as practicable after the Effective Date, the parties shall obtain from Milliman and Robertson the updated projection. In the event the Ceding Commission Adjustment is a reduction in the Ceding Commission, Ceding Company shall pay to Reinsurer within 10 days of the computation of the Ceding Commission Adjustment the amount of the Ceding Commission Adjustment, plus interest thereon at the rate of .0174% from the Effective Date. In the event the Ceding Commission Adjustment is an increase in the Ceding Commission, Reinsurer shall pay to Ceding Company within 10 days of the computation of the Ceding Commission Adjustment the amount of the Ceding Commission Adjustment, plus interest thereon at the rate of .0174% from the Effective Date.

     Section 5.07. DAC Tax Calculations. Ceding Company and Reinsurer agree to the following pursuant to Treasury Regulation (S)1.848:

          (a) The term "party" will refer to either Ceding Company or Reinsurer as appropriate.

          (b) The terms used in this Section are defined by reference to Treasury Regulation (S)1.848-2 in effect on the Effective Date.

          (c) For each taxable year beginning after December 31, 2000, the party with net positive consideration for this Agreement for a particular taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

          (d) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the IRS.

          (e)  The exchange of information will follow the following procedure:

               By May 15 of each year, Reinsurer will submit a schedule to Ceding Company of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of Reinsurer stating the amount of net consideration Reinsurer will report in its tax return for the preceding calendar year. To ensure consistency, Ceding Company will utilize this information in determining its net consideration for its preceding tax year. Ceding Company shall advise Reinsurer if it disagrees with the calculations provided and the parties agree to act in good faith to resolve such differences amicably.

          (f) Both parties agree to attach a schedule to their 2001 Federal Income Tax Return as required by Treasury Regulation (S)1.848-2(g)(8).

          (g) Both parties warrant that they are U.S. taxpayers as defined by Treasury Regulation (S)1.848-2(h)(2)(ii).

          (h) In regards to the Coinsured Policies, Reinsurer shall calculate and pay to the Ceding Company annually

                             [(a)-(b)]X[1 + i(.73)]
(the "DAC Tax Reimbursement")

where

"a" is equal to 4.33% of the net consideration (as that term is defined in Treasury Regulation 1.848-2(f), and adjusted herein provided) which arises under this Agreement and is attributable to specified insurance contracts that is included in the net premiums of Ceding Company, which shall be expressed as a positive amount, or the Reinsurer, which shall be expressed as a negative amount, and reduces net premiums of the other party for purposes of Section 848 of the Internal Revenue Code; and

Note: 4.33% = (35%) (7.7%) / (100%- 35% - 2.7%) where 35% is the highest corporate federal income tax rate specified in Section 11 of the Code (the "Tax Rate"), 7.7% is the applicable percentage under Section 848 of the Code for determining specified policy acquisition expenses, and 2.7% is (35%) (7.7%). This factor subject to change in the event there is future change in the Tax Rate or such applicable percentage or the definition of net consideration.

"b" is equal to 1.0433 multiplied by the sum of the following:

     5% of the amount in (a) for the current calendar year
     10% of the amount in (a) for each of the 9 preceding calendar years 5% of the amount in (a) for the 10th preceding calendar year,

For Closed Block Policies, this calculation shall relate to calendar years 1999 and after. For Non-Closed Block Policies, this calculation shall relate to calendar years 2001 and after.

In the event of a future change in the Tax Rate, these amounts would be adjusted.

"i" is equal to the 5-year U.S. Treasury Bill rates at the end of the year for which the reimbursement related, expressed as a decimal (e.g. 4% shall be expressed as .04).

For purposes of this Section, net consideration shall be determined without regard to the initial transfer of assets from the Ceding Company to Reinsurer under this Agreement and the amount of premiums or other consideration collected from policyholders and transferred to Reinsurer under this Agreement, or deemed so transferred for purposes of determining net consideration under this Agreement, and any DAC Tax Reimbursement.

In the event [(a)-(b)]X[1 + i(.73)] is negative, a payment of the absolute value of such amount will be made by Ceding Company to Reinsurer. Such payments would continue to be made after termination of this Agreement unless the parties agree to an alternative settlement at the time of termination.

It is understood and agreed that this adjustment approach will be modified to yield the same economic effect in the event that Section 848 of the Internal Revenue Code is amended in the future or in the event that regulations issued pursuant to Section 848 of the Code are amended or amendments thereto.

The payment required to be made under this Section shall be payable by no later than ten (10) working days after May 15, the date by which information concerning DAC tax must be provided under this Section of this Agreement.

An example of the calculation of DAC Tax Reimbursement is set forth on Exhibit
G.

     Section 5.08. Policyholder Dividend Guarantee. On or before December 31 of each year (beginning in 2000), Ceding Company's board of directors will guarantee policyholder dividends in an amount determined by Reinsurer to be the estimated policyholder dividend payments through September 15 of the following year related to the Coinsured Policies. In no event will the guarantee exceed the amount that has been accrued on the statutory books of the Ceding Company related to the Coinsured Policies.


                                  ARTICLE 6

                            Service Agreement No. 1
                            -----------------------

     Section 6.01. Administration and Servicing. Between the Effective Date and the Business Transfer Date, Ceding Company agrees to provide all necessary Policyholder Service with respect to the Coinsured Policies and promptly to supply to Reinsurer copies of accounting and other records pertaining to such service when requested by Reinsurer or required under the terms of this Agreement. Such Policyholder Service shall include but not be limited to the following:

          (a)  Billing and collection of premiums;
          (b)  Payment of claims;
          (c) Handling of Policyholder Service matters under the Coinsured Policies;
          (d) Preparation of quarterly and annual financial statement data, where applicable, for inclusion in Reinsurer's financial statements;

          (e)  Provision of Monthly Accountings pursuant to Section 5.02;
          (f) Payment of any agent commissions and service fees due and payable;
          (g)  Underwriting and issuing any Coinsured Policies
          (h)  Payment of dividends;
          (i)  Payment of guaranty fund assessments; and
          (j)  Payment of any other Policy Liabilities.

In addition, Ceding Company shall provide to Reinsurer (i) monthly accounting data relating to transactions carried out by it in connection with the Coinsured Policies; (ii) if the Closing occurs prior to January 1, 2001, all summaries and work papers required by Reinsurer to be used in preparing Reinsurer's 2000 statutory and GAAP financial statements; (iii) if the Closing occurs prior to January 1, 2001, cash-flow testing summaries and a memorandum comparable to Ceding Company's 1999 cash-flow testing summaries and memorandum suitable for Reinsurer to rely upon in preparing its year-end 2000 Actuarial Opinion and Memorandum; and (iv) servicing and administration of the Reinsurance Agreements through the Closing Date, including determination of the statutory reserves applicable thereto.

     In consideration of Ceding Company's performance of such services, Reinsurer will provide to Ceding Company expense allowances as follows:

                                     Monthly Fee, Based on the Average Number
             Type of Policy           of Policies in Force During the Month
             --------------          ----------------------------------------

             Universal Life                        $3.00/policy
             Traditional Life                      $2.08/policy

The expense allowance shall be prorated for any partial months.

     In consideration of Ceding Company's underwriting and issue services, Reinsurer will compensate Ceding Company as follows:

     Fee for Policies Paid for During the Period:  $100 per policy and $1.00 per
                                                   $1,000 of face amount of
                                                   policy

     Upon receipt of a complaint from or on behalf of any policyholder, Ceding Company shall promptly forward a copy of any such complaint to Reinsurer and a copy of the proposed response by Ceding Company. Reinsurer shall promptly direct Ceding Company with respect to the proposed response and any modifications thereto that Reinsurer desires.

     Between the Effective Date and the Business Transfer Date, Reinsurer shall be provided with and be given the opportunity to review all proposed claim denials.

     On the Business Transfer Date, Ceding Company shall provide to Reinsurer a schedule in the form provided pursuant to Section 15.07 listing the Non-Closed Block Policies that have been issued since the Effective Date and prior to the Business Transfer Date.


                                  ARTICLE 7

                            Service Agreement No. 2
                            -----------------------

     Section 7.01. Administration and Servicing. After the Business Transfer Date, Reinsurer or its designee agrees to provide, at its own expense, all necessary Policyholder Services with respect to the Coinsured Policies. Such Policyholder Service shall include but not be limited to the following:

          (a)  Billing and collection of premiums;
          (b)  Payment of claims;
          (c) Handling of Policyholder Service matters under the Coinsured Policies;
          (d) Preparation of all Form 1099's and compliance with all withholding and tax reporting requirements;
          (e) Except as set forth in Section 6.01 hereof, administration of the Assumed Agreements and payment of reinsurance premiums under the Reinsurance Agreements;
          (f) Payment of agent commissions and service fees due and payable, and compliance with all withholding and tax reporting requirements;
          (g)  Payment of dividends;
          (h)  Payment of guaranty fund assessments; and
          (i)  Payment of any other Policy Liabilities.

     Reinsurer shall provide Policyholder Services in a manner that is consistent with the terms of the applicable Coinsured Policies, the Closed Block Memorandum, applicable Law and the practices of Reinsurer with respect to its own business; provided that such service standards shall not be lower than then current industry service standards. In providing such Policyholder Service, Reinsurer may reasonably rely on the accuracy of the books and records of Ceding Company prior to the Closing Date; provided, however, that if Reinsurer receives information that would make reliance on such books and records unreasonable, Reinsurer shall consult with Ceding Company.

     The Reinsurer shall be responsible for maintaining proper records and for handling the collection of premiums, payment of benefits, processing of policy loans and other Policyholder Service. The Reinsurer will also be responsible for computing reserves and other data necessary for the Ceding Company to file statutory, generally accepted accounting principles, and tax financial statements and shall provide to Ceding Company those materials required to meet the filing obligations specific to the Closed Block.

     Section 7.02.  Provision of Information.

     (a) Within 5 business days after the end of each calendar month, Reinsurer shall provide Ceding Company with a summary report and accounting of all transactions for the Coinsured Policies that have occurred during that month.

     (b) Within 10 business days of the end of each quarter, Reinsurer shall provide Ceding Company with all accounting and actuarial information related to the Coinsured Policies which is necessary to timely meet statutory, tax or GAAP accounting requirements, including, but not limited to, preparation of quarterly and annual financial statement data. The only exception to the above may be data required for preparation of state pages; said information will be provided within 20 business days of the end of each calendar year.

     (c) Reinsurer shall provide a final accounting to Ceding Company within 20 business days following the end of the month during which the termination of this Agreement occurs.

     Section 7.03. Claims-Payment Instructions. - Reinsurer will perform the post-Business Transfer Date claims administration and processing of the Coinsured Policies. Such administration shall include but not be limited to the following:

     (a)  Provide claimants with appropriate forms and explanatory guidance
     (b) Review all claims to determine eligibility for, extent, and nature of benefits

With respect to payment of claims under the Coinsured Policies, Reinsurer shall be entitled to rely on the express, written contractual terms of the Coinsured Policies. Reinsurer shall promptly notify Ceding Company of any claim it is disputing. If Ceding Company instructs Reinsurer to pay a claim that Reinsurer disputes under the written contractual terms of the Coinsured Policy, Ceding Company shall pay Reinsurer the amount of the claim and Reinsurer shall pay the claim; thereafter, Ceding Company may submit to arbitration (as provided for in Article 12 hereof) the issue as to whether the claim was properly payable, and the parties shall make appropriate adjustments upon receipt of the arbitration results.

     In any case when Reinsurer is notified by Ceding Company or otherwise becomes aware that any contractually payable claim giving rise to benefits under any Non-Closed Block Policy was incurred prior to the Effective Date, Ceding Company shall pay such claim and Reinsurer shall promptly pay to Ceding Company the sum of the amounts of (i) the reserves originally transferred to Reinsurer with respect to such Non-Closed Block Policy and (ii) any premiums with respect to such Non-Closed Block Policy received by Reinsurer and attributable to any period subsequent to the Effective Date.

     Section 7.04. Complaint-Handling Procedure. The parties will cooperate with each other in providing information necessary to respond to any complaints concerning the Coinsured Policies. After the Business Transfer Date, Reinsurer shall answer all complaints received by it concerning the Coinsured Policies. All complaints concerning the Coinsured Policies received by Ceding Company after the Business Transfer Date shall be promptly forwarded to a contact person designated by Reinsurer for reply. Upon answering such complaints, Reinsurer will furnish Ceding Company with a copy of the complaint file. Ceding Company shall be solely responsible for maintaining any complaint files, complaint registers or other reports of any kind, which are required to be maintained
under applicable state laws.   Reinsurer shall also maintain complaint files and
registers and shall provide Ceding Company with copies of complaint registers concerning Coinsured Policies quarterly or upon request by Ceding Company. Ceding Company shall also be responsible for preparing and submitting any other complaint filings as required by applicable Law.

     Section 7.05. Notification of Policyholders. Reinsurer agrees to send to the policyholders and the intermediaries, brokers and service providers a written notice prepared by Reinsurer and reasonably acceptable to Ceding Company to the effect that Reinsurer has been appointed by Ceding Company to provide Policyholder Services. Reinsurer shall send such notice by first class U. S. mail at a time reasonably acceptable to Ceding Company and Reinsurer.

     Section 7.06. Subcontractors. Reinsurer, at its sole discretion, may contract with third parties, including affiliates of Reinsurer, as subcontractors to perform all or part of the Policyholder Services required during the term of this Agreement, provided that no such subcontracting shall relieve Reinsurer of any of its obligations under this Agreement.

     Section 7.07. Group Conversions. In order to meet Ceding Company's need to issue individual policies upon exercise of the contractual right to convert contained within its group policies, if requested to do so by Ceding Company, Reinsurer will issue such policies ("Individual Group Conversion Policies") after the Business Transfer Date, on Ceding Company's behalf, using a Ceding Company policy form in effect at such time which has been filed with and approved by the applicable state insurance department. If Ceding Company requests that Reinsurer provide such service, the Individual Group Conversion Policies shall be issued pursuant to an agreement regarding the provision of administrative services to be entered into by Ceding Company and Reinsurer, which agreement shall be satisfactory to each of them. Any group policy that is converted between the Effective Date and the Business Transfer Date would be included under such agreement for administrative services. Individual Group Conversion Policies and any other policies included under such agreement will not be Coinsured Policies.

                                  ARTICLE 8

               Representations and Warranties of Ceding Company
               ------------------------------------------------

     Ceding Company represents and warrants that:

     Section 8.01. Authority. Ceding Company is a corporation duly organized as a stock life and health insurance company, validly existing under the laws of the State of Oregon and is duly authorized to conduct business in all other states where the Coinsured Policies were issued and/or delivered. Ceding Company has the full corporate power and authority to carry out and perform its undertakings and obligations under this Agreement and the Trust Agreement. The execution and delivery by Ceding Company of this Agreement and the Trust Agreement and the consummation by Ceding Company of the transactions provided for hereunder and thereunder have been duly authorized by all proper and requisite proceedings and will not conflict with, constitute a default under or breach any provision of the Certificate of Incorporation or Bylaws of Ceding Company, or any material provision of any other instrument to which Ceding Company is a party or by which it is bound, or any Law applicable to Ceding Company or any order, writ, injunction or decree of any Governmental Entity directed against Ceding Company. This Agreement has been, and as of the Closing Date the Trust Agreement will be, duly and validly executed and delivered by Ceding Company. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement is, and as of the Closing Date the Trust Agreement will be, legal, valid and binding obligations of Ceding Company enforceable against it in accordance with their respective terms. Ceding Company shall at all times maintain in force all such legal and regulatory authorizations as may be necessary or appropriate for the performance of its obligations under this Agreement and the Trust Agreement.

     Section 8.02.  Compliance with Law.

     (a) The Coinsured Policies are, and the sale, marketing and administration thereof have been conducted, in compliance in all material respects with all Laws applicable to the Coinsured Policies.

     (b) The tax treatment under the Code of all Coinsured Policies is and at all times has been the same or more favorable to the purchaser, policyholder or intended beneficiaries thereof as the tax treatment under the Code for which the Coinsured Policies were purported to qualify or were treated as qualifying, and Ceding Company has complied in all material respects with all requirements of the Code with respect to the Coinsured Policies, including without limitation withholding and reporting requirements. For purposes of this Section 8.02, the provisions of the Code relating to the tax treatment of the Coinsured Policies shall include, but not be limited to, Sections 72, 79, 101, 401, 403, 408, 818, 7702, and 7702A.

     Section 8.03. Assumed Agreements. Ceding Company has heretofore provided to

Reinsurer a true and correct copy of each of the Assumed Agreements. Ceding Company has duly and punctually performed all material terms, conditions, covenants and warranties of the Assumed Agreements. To the best of Ceding Company's knowledge, the other parties to such Assumed Agreements are not in default under any of the material terms thereof. Ceding Company has not waived any defenses, claims or actions which would have been available to Ceding Company with respect thereto. Ceding Company knows of no other agreements concerning commissions payable on the Coinsured Policies. Schedule 8.03 sets forth a complete and accurate listing and description of all Reinsurance Agreements.

     Section 8.04. Coinsured Policies. Each of the Coinsured Policies has been validly issued and is in full force and effect. Ceding Company has made available to Reinsurer true and correct copies of specimen policies, with specimen data pages for each of the policy forms included in the Coinsured Policies. No Coinsured Policy contains any provision (including without limitation any endorsement, application or schedule page) that restricts the amount of premiums, costs of insurance or mortality charges or expense charges that can be collected or charged under the policy, or that sets forth required interest crediting rates, dividend rates, cash values, policy values or surrender values, unless in each case such provision is specifically taken into account in the calculation of Ceding Company's reserves for that Coinsured Policy. There are no restrictions or limitations with respect to the Nonguaranteed Provisions other than the guarantees contained in the policy forms heretofore provided to Reinsurer, and all policy provisions are accurately reflected in the statutory reserve calculation for the Coinsured Policies.

     Section 8.05. Books and Records. The books and records relating to the coinsured Policies are true, complete and correct in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material aspects all of the transactions and actions regarding the Coinsured Policies. Ceding Company has provided or made available to Reinsurer on or prior to the date hereof copies of all written policies, procedures and guidelines relating to the Coinsured Policies, including all underwriting policies, procedures and guidelines, other than those written policies, procedures and guidelines which are not material to the conduct or operation of the Coinsured Policies. Ceding Company has not waived any defenses, claims or actions which would have been available to Ceding Company with respect to the Coinsured Policies.

     Section 8.06. Nonguaranteed Provisions. Ceding Company has complied and is in compliance in all material respects with all Nonguaranteed Provisions concerning the Coinsured Policies and all supporting documents relating to changes in any such Nonguaranteed Provisions have been provided to Reinsurer.

     Section 8.07. Litigation. Other than routine claims for Policy Liabilities, except as set forth in Schedule 8.07, to the knowledge of Ceding Company, there are no claims, actions, suits, proceedings or investigations pending, or threatened against, the Ceding Company involving any of the Coinsured Policies, the Assumed Agreements or any of the rights or assets to be transferred hereunder or the transactions provided for in this Agreement, and Ceding Company does not have any knowledge of any specific dispute or controversy or pattern of alleged improper conduct relating to any of the Coinsured Policies or the Assumed Agreements that reasonably may be expected to give rise to any claim, action, suit, proceeding or investigation involving or against the Ceding Company.

     Section 8.08. Reserves. Ceding Company represents and warrants that (a) it has established and maintained as a liability on its statutory statements not less than the statutory reserves and claims reserves required by Oregon SAP and
(b) it has made no commitments to any Governmental Entities to hold policy reserves which exceed those required by applicable statute or regulation.

     Section 8.09. Ratings. Ceding Company has no reason to believe as of the date hereof that any of its financial ratings will be adversely affected by the consummation of the transactions contemplated by this Agreement.

     Section 8.10.  Ceding Company Financial Statements.

     (a) Ceding Company has previously delivered to Reinsurer true, complete and correct copies of the audited balance sheet of Ceding Company for the years ended December 31, 1998 and 1999, together with the related audited statements of income for the years then ended (collectively, the "Ceding Company GAAP Statements"). Except as set forth therein or in the notes thereto, the Ceding Company GAAP Statements present fairly, in all material respects, the financial position, results of operations and cash flows of Ceding Company at the respective dates and for the respective periods covered thereby in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods indicated, except as otherwise specifically noted therein.

     (b) Ceding Company has previously delivered to Reinsurer true, complete and correct copies of the annual statements of Ceding Company as filed with the Insurance Department of the State of Oregon for the years ended December 31, 1998 and 1999, together with all exhibits and schedules thereto (collectively, the "Ceding Company SAP Statements"). The Ceding Company SAP Statements present fairly, in all material respects, the statutory financial condition of Ceding Company at the respective dates thereof, and the statutory results of operations for the periods then ended in accordance with SAP, applied on a consistent basis throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein.

     Section 8.11. Absence of Certain Changes. Since December 31, 1999, there has not been any change, event, occurrence, circumstance, fact or other matter that has had or is likely to have a material adverse effect on Ceding Company.

     Section 8.12. Resources. Ceding Company has sufficient expertise, trained personnel, resources, systems, controls and procedures (financial, legal, accounting, administrative or otherwise) as may be necessary or appropriate to discharge its obligations from the Effective

Date to the Business Transfer Date under the terms of this Agreement and the Trust Agreement.

                                  ARTICLE 9

                 Representations and Warranties of Reinsurer
                 -------------------------------------------

     Reinsurer represents and warrants that:

     Section 9.01. Authority. Reinsurer is a corporation duly organized as a capital stock legal reserve life and health insurance company, validly existing under the laws of the State of Tennessee and is duly authorized to transact its business in all other states, except New York. Reinsurer has the full corporate power and authority to carry out and perform its undertakings and obligations under this Agreement and the Trust Agreement. The execution and delivery by Reinsurer of this Agreement and the Trust Agreement and the consummation by Reinsurer of the transactions provided for hereunder and thereunder have been duly authorized by all proper and requisite proceedings and will not conflict with, constitute a default under or breach any provision of the Articles of Incorporation or Bylaws of Reinsurer, or any material provision of any other instrument to which Reinsurer is a party or by which it is bound, or any Law applicable to Reinsurer or any order, writ, injunction or decree of any Governmental Entity directed against Reinsurer. This Agreement has been, and as of the Closing Date the Trust Agreement will be, duly and validly executed and delivered by Reinsurer. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement is, and as of the Closing Date the Trust Agreement will be, legal, valid and binding obligations of Reinsurer, enforceable against Reinsurer in accordance with their respective terms. Reinsurer shall at all times maintain in force all such legal and regulatory authorizations as may be necessary or appropriate for the performance of its obligations under this Agreement and the Trust Agreement.

          Section 9.02. Consents. No consent, approval or authorization of or declaration or filing with, or notice to any Governmental Entity is required to be obtained or made by or with respect to Reinsurer in connection with the execution and delivery of this Agreement by Reinsurer or the consummation by Reinsurer of the transactions contemplated hereby except for required regulatory approvals and such other consents, approvals, authorizations, declarations, filings or notices the failure to obtain or make which, in the aggregate would not have a material adverse effect on Reinsurer.

          Section 9.03. Compliance With Laws. Reinsurer is in compliance with all applicable statutes, laws, ordinances, rules, regulations and orders of any Governmental Entity, except for such noncompliance which individually or in the aggregate would not have a material adverse effect on Reinsurer.

          Section 9.04. Brokers. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by Reinsurer, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Reinsurer.

     Section 9.05. Ratings. Reinsurer has no reason to believe as of the date hereof that any of its financial ratings will be adversely affected by the consummation of the transactions contemplated by this Agreement.

     Section 9.06.  Reinsurer Financial Statements.

     (a) Reinsurer has previously delivered to Ceding Company true, complete and correct copies of the audited balance sheet of Reinsurer for the years ended December 31, 1998 and 1999, together with the related audited statements of income for the years then ended (collectively, the "Reinsurer GAAP Statements"). Except as set forth therein or in the notes thereto, the Reinsurer GAAP Statements present fairly, in all material respects, the financial position, results of operations and cash flows of Reinsurer at the respective dates and for the respective periods covered thereby in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods indicated, except as otherwise specifically noted therein.

     (b) Reinsurer has previously delivered to Ceding Company true, complete and correct copies of the annual statements of Reinsurer as filed with the Insurance Department of the State of Tennessee for the years ended December 31, 1998 and 1999, together with all exhibits and schedules thereto (collectively, the "Reinsurer SAP Statements"). The Reinsurer SAP Statements present fairly, in all material respects, the statutory financial condition of Reinsurer at the respective dates thereof, and the statutory results of operations for the periods then ended in accordance with applicable statutory accounting principles, applied on a consistent basis throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein.

     Section 9.07. Absence of Certain Changes. Since December 31, 1999, there has not been any change, event, occurrence, circumstance, fact or other matter that has had or is likely to have a material adverse effect on Reinsurer.

     Section 9.08. Risk-Based Capital. The Total Adjusted Capital (as defined in the NAIC Risk-Based Capital For Insurers Model Act) of Reinsurer exceeds 200% of its Company Action Level (as defined in the NAIC Risk-Based Capital For Insurers Model Act).

     Section 9.09. Resources. Reinsurer has sufficient expertise, trained personnel, resources, systems, controls and procedures (financial, legal, accounting, administrative or otherwise) as may be necessary or appropriate to discharge its obligations after the Business Transfer Date under the terms of this Agreement and the Trust Agreement.

     Section 9.10. Reserves. After the Closing Date, Reinsurer shall establish and maintain as a liability on its statutory statements not less than the statutory reserves and claims reserves as required by applicable Law and in accordance with Actuarial Standards of Practice as promulgated by the Actuarial Standards Board.

                                 ARTICLE 10

                     Records, Fees, and Premium Ownership
                     ------------------------------------

     Section 10.01. Records. On the Business Transfer Date, Ceding Company shall deliver to Reinsurer all policy records, files, charts, books, ledgers and other documents or copies thereof relating to the servicing of the Coinsured Policies, except such original records, files, charts, books, ledgers and other documents required by Ceding Company to complete its activities relating to the Coinsured Policies or pending litigation and such records as Reinsurer shall advise Ceding Company not to destroy. Upon such completion, such records shall then be delivered to Reinsurer. Included in the foregoing, without limitation, shall be all records relating to development, marketing, reserving or approval of the Coinsured Policies. Prior to the Business Transfer Date, all records, books, files, ledgers, accounts and materials of any kind relating to the Coinsured Policies shall be open to examination by Reinsurer at reasonable times during Ceding Company's normal business hours. After the Business Transfer Date, all records, books, files, ledgers, accounts and materials of any kind relating to the Coinsured Policies shall be open to examination by Ceding Company at reasonable times during Reinsurer's normal business hours.

     Section 10.02. Fees. Except as specifically stated to the contrary in this Agreement, each party shall be responsible for its own fees and expenses in connection with the transactions provided for in this Agreement, including without limitation attorneys', accountants', actuaries' and other similar fees.

     Section 10.03. Ownership of Premiums. All monies, checks, drafts, money orders, postal notes and other instruments received after the Business Transfer Date by Ceding Company for premiums on the Coinsured Policies shall be held in trust by Ceding Company for the benefit of Reinsurer and shall be forthwith transferred and delivered to Reinsurer, and any such instruments when so delivered shall bear all endorsements required to effect the transfer of same to Reinsurer. Reinsurer shall be authorized to endorse for payment to Reinsurer any such checks, drafts, money orders and other instruments pertaining to the Coinsured Policies that are payable to, or to the order of, Ceding Company and received by Reinsurer under this Agreement. As between Reinsurer and Ceding Company, Reinsurer shall be deemed owner of all such payments.

     Section 10.04. Authorizations. After the Effective Date and upon Reinsurer's reasonable request, Ceding Company shall provide specific authorizations for Reinsurer's employees to sign letters and acknowledge policy modifications on behalf of Ceding Company concerning such matters which include, but are not limited to, policy administration and claim matters. Notwithstanding the failure of Ceding Company to grant specific authorizations,

Reinsurer shall be authorized hereunder to perform such acts with respect to the Coinsured Policies and the Reinsurance Agreements reasonably necessary for the performance of this Agreement. Ceding Company hereby authorizes Reinsurer to endorse for deposit payments related to the Coinsured Policies into a bank account or accounts controlled by Reinsurer.

     Section 10.05. Bank Accounts. On or prior to the Business Transfer Date, and with the specific approval in each case of Ceding Company, Reinsurer shall be authorized by Ceding Company to open, transfer and/or maintain Bank Accounts in Ceding Company's name for the limited purpose of processing payments relating to the Coinsured Policies. Ceding Company agrees to do whatever is reasonable necessary in order to give Reinsurer the authority to control such Bank Accounts, to be funded entirely with funds of Reinsurer or funds due with respect to the Coinsured Policies, and with respect to which Ceding Company shall have no overdraft, transaction or maintenance fee, or other liability.

     Section 10.06. Security Agreement. The parties hereto agree that as security for all the Secured Obligations (as hereinafter defined), Ceding Company does hereby grant, bargain, sell, convey, assign and otherwise pledge to Reinsurer, all of Ceding Company's right, title and interest, if any (legal, equitable or otherwise), to all premiums and fees due under the Coinsured Policies after the Closing Date and any lockbox or account set up for the receipt of said premiums and fees after the Closing Date (collectively, for purposes of this Section 10.05, the "Collateral"). As used in this Section 10.05, "Secured Obligations" shall mean the obligations of Ceding Company pursuant to this Article 10 and any other obligations of Ceding Company under this Agreement. Upon the failure of Ceding Company to fully perform its obligations and undertakings hereunder, Reinsurer shall have, in addition to all other rights under this Agreement or under applicable Law, the following rights: the right to exercise all rights and remedies granted a secured party under the Uniform Commercial Code, as said code has been enacted in the State of Alabama (the "UCC"), as though all the Collateral constituted property subject to a security interest under Article 9 thereof; the right to set off; the right to intercept and retain monies and property in the lockbox and otherwise; the right to reasonable attorneys' fees incurred in connection with the enforcement of this Agreement or in connection with disposition of the Collateral; and the right to dispose of the Collateral, subject to commercial reasonableness. This provision is being included in this Agreement to ensure that Reinsurer's rights to the Collateral are protected if an insolvency or other court determines that, notwithstanding Section 10.03 and the intent of this Agreement, Ceding Company retained ownership of or any rights in the Collateral, and it is the intent of the parties that this section be interpreted as such. Nothing contained herein shall be construed to support the conclusion that Ceding Company will retain any ownership of or any rights in the Collateral after the Closing.

     Section 10.07. Financing Statements. Ceding Company shall execute and deliver any and all financing statements reasonably requested by Reinsurer to perfect Reinsurer's title under Article 9 of the Uniform Commercial Code to any and all premiums or other amounts due Reinsurer and any other assets transferred to Reinsurer pursuant to this Article 10.

                                 ARTICLE 11

                         Indemnification and Survival
                         ----------------------------

     Section 11.01. Indemnification of Reinsurer. Ceding Company hereby agrees to indemnify, defend, save and hold harmless Reinsurer, its successors and permitted assigns, against and in respect of any and all liabilities, losses (including refunded or foregone premiums), claims, obligations, damages, costs and expenses, including, but not limited to, reasonable attorneys' fees (collectively, the "Liabilities") resulting from or arising out of:

          (a) the business of Ceding Company, other than the obligations expressly transferred to and assumed by Reinsurer under this Agreement;

          (b) any misrepresentation or breach of any agreement, covenant or warranty made by Ceding Company in this Agreement or any third party allegations that, if true, would mean the Ceding Company has breached any such representation, agreement, covenant, or warranty (notwithstanding any actual or constructive knowledge by Reinsurer of such matter, misrepresentation or breach); and

          (c) any litigation, arbitration or other recognized "alternative dispute resolution" proceeding pending or threatened as of the Effective Date with respect to any of the Coinsured Policies or any matter arising out of the bad faith or willful misconduct of Ceding Company.

     For purposes of subsection (b) above, each representation, warranty, agreement and covenant in the Agreement shall be construed without any reference to materiality or any knowledge limitation, it being the intent of the parties that for purposes of indemnification no materiality limitation shall be applicable and representations and warranties shall be considered as made without limitation to Ceding Company's knowledge.

     Ceding Company shall not be required to make any payments pursuant to
Section 11.01(b), unless and until the aggregate amount of all claims pursuant to Section 11.01(b) shall exceed $250,000 (the "Threshold Amount"), after which Ceding Company shall be responsible for the entire amount of such claims going back to the first dollar, without regard to the Threshold Amount. Notwithstanding anything contained herein to the contrary, the Threshold Amount shall not be applicable to (i) claims for breach of the representations and warranties contained in Sections 5.01, 5.02 and 8.01 and (ii) claims for indemnification attributable to any active, willful or reckless fraudulent misrepresentation, bad faith or willful misconduct by Ceding Company. Except as set forth above, the Threshold Amount shall not be applicable to indemnification for the failure to fulfill any covenant or agreement contained herein or in any agreement or other document delivered pursuant to the terms hereof.

     Section 11.02. Indemnification of Ceding Company. Reinsurer shall and hereby agrees to indemnify, defend, save and hold harmless Ceding Company, its successors and permitted assigns, against and in respect of any and all liabilities, losses, claims, obligations, damages, costs and expenses, including, but not limited to reasonable attorneys' fees, resulting from or arising out of:

          (a) the obligations expressly transferred to and assumed by Reinsurer under this Agreement (provided, however, that no indemnification is provided for any matter to the extent that it arises out of any allegation or matter that, if true, constitutes a breach of Ceding Company's representations and warranties hereunder);

          (b) misrepresentation or breach of any covenant, agreement or warranty made by Reinsurer in this Agreement or any third party allegations that, if true, would mean Reinsurer has breached any such representations, covenants, agreements or warranties (notwithstanding any actual or constructive knowledge by Ceding Company of such matter, misrepresentation or breach); and

          (c) any litigation, arbitration or other recognized "alternative dispute resolution" proceeding arising after the Effective Date with respect to any of the Coinsured Policies or any matter arising out of the bad faith or willful misconduct of Reinsurer.

     For purposes of subsection (b) above, each representation, warranty, agreement and covenant in the Agreement shall be construed without any reference to materiality or any knowledge limitation, it being the intent of the parties that for purposes of indemnification no materiality limitation shall be applicable and representations and warranties shall be considered as made without limitation to Reinsurer's knowledge.

     Section 11.03.  Defense Against Asserted Claims.

     (a) Third Party Claims. If any claim or assertion of liability is made or asserted against a party indemnified pursuant to this Agreement ("Indemnified Party") based on any liability or absence of right which, if established, would entitle the Indemnified Party to indemnification by an indemnifying party pursuant to this Agreement ("Indemnifying Party"), the Indemnified Party shall with reasonable promptness give to the Indemnifying Party notice of the claim or assertion of liability and request the Indemnifying Party to defend the same. Failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that the Indemnifying Party might have to the Indemnified Party except to the extent such failure materially prejudices the Indemnifying Party's position. The Indemnifying Party shall have the right to defend against such liability or assertion, in which event the Indemnifying Party shall give written notice to the Indemnified Party of acceptance of the defense of such claim and the identity of counsel selected by the Indemnifying Party with respect to such matters. The Indemnified Party shall be entitled to participate with the Indemnifying Party in such defense and also shall be entitled at its option to employ separate counsel for such defense at the expense of the Indemnified Party. However, control of the defense, and the decision whether to defend or settle, shall remain with the Indemnifying Party. In the event the Indemnifying Party does not accept the defense of the matter as provided above or in the event the Indemnifying Party or its counsel fails to use reasonable care in maintaining such defense, the Indemnified Party shall have the full right to employ counsel for such defense and to defend or settle such matter, all at the expense of the Indemnifying Party. Reinsurer and Ceding Company will cooperate with each other in the defense of any such action and the relevant records of each shall be available to the other with respect to such defense.

     (b) Other Claims. A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.


                                  ARTICLE 12

                                  Arbitration
                                  -----------

     Section 12.01. Arbitration Clause. The parties acknowledge and agree that the transactions contemplated herein, as well as the issuance of and payment of claims relating to the Coinsured Policies that are the subject of this Agreement, substantially affect and impact interstate commerce. Therefore, all disputes or differences between Ceding Company and Reinsurer arising under or which are related to this Agreement upon which an amicable understanding cannot be reached within thirty (30) days shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as hereinafter provided, and judgment upon the award entered by the arbitrators may be entered in any state or federal court having jurisdiction thereof. The Court of Arbitrators provided for herein shall construe this Agreement in light of the prevailing custom and practices for reinsurance in the insurance industry. The Court of Arbitrators shall consist of three neutral arbitrators who must be active or retired officers of insurance companies, other than Ceding Company or Reinsurer or any of their affiliates, familiar with the reinsurance business. The Court of Arbitrators shall be held in Houston, Texas; however, the parties agree that this Court of Arbitrators, if implemented under this Agreement, may be held at an alternative site selected by the Arbitrators. The parties agree to arbitrate within thirty (30) days following the transmittal of written demand of either party to arbitrate any dispute arbitrable under this Agreement. Each of the parties shall appoint an arbitrator within thirty (30) days following notice of written demand to arbitrate, notifying the other party of the name and address of such arbitrator. If either party shall fail to appoint an Arbitrator as herein provided, or should the two arbitrators so named fail to select the third arbitrator within thirty (30) days of their appointment, then, in either event, the President of the American Arbitration Association or its successor shall appoint such second and/or third arbitrator. The three arbitrators so selected shall constitute the Court of Arbitrators. A decision of a majority of the Court of Arbitrators shall be final and binding and there shall be no appeal therefrom. The Court of Arbitrators shall not be bound by legal rules of procedure and may receive evidence in such a way as to do justice between the parties. The Court of Arbitrators shall promptly enter an award which shall do justice between the parties and the award shall be supported by a written opinion. Except to the extent that the Court of Arbitrators decides otherwise, based on the equities of the situation, the fees of the third arbitrator and the direct costs of the arbitration shall be shared equally by the parties; all other costs of the respective parties, including without limitation the fees of the party's selected arbitrator and fees and expenses of the respective party's attorneys, shall be paid by the respective party, except to the extent that the Court of Arbitrators otherwise directs based on the equities of the situation. Nothing contained herein shall alter the rights or remedies of Reinsurer under
Section 10.05 hereof. The parties agree that any arbitration matters will be kept confidential, except to the extent disclosure thereon is require by law.

                                 ARTICLE 13

                     Conditions to Obligations of Parties
                     ------------------------------------

     Section 13.01. Conditions to Obligations of Reinsurer. The obligations of Reinsurer to consummate the transactions provided for in by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which hereof, may be waived in whole or in part by Reinsurer):

          (a) Representations and Warranties. The representations and warranties made by Ceding Company in this Agreement shall be true in all material respects, when made and at and as of the Closing as though such representations and warranties were made at and as of the Closing.

          (b) No Material Change. No material adverse change in Ceding Company shall have occurred.

          (c) Performance. Ceding Company shall have performed and complied in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Ceding Company at or prior to the Closing.

          (d) Deliveries by Ceding Company. Ceding Company shall deliver or cause to be delivered to Reinsurer the following documents:

               (i) a certificate of cession and assignment under which Ceding Company cedes its interests described in 3.01 pursuant to the terms hereof and agrees to be bound by the terms hereof;

               (ii) an opinion of the General Counsel of Ceding Company reasonably satisfactory to Reinsurer; and

               (iii) such other instruments as may be necessary or advisable to vest in Reinsurer all of Ceding Company's right, title and interest in and to the properties, rights, or assets to be transferred hereunder or to effect the purposes hereof.

          (e) Other Governmental Approvals. All consents, approvals or waivers from Governmental Entities, including without limitation all insurance regulatory agencies, necessary to permit Reinsurer to consummate the transactions provided for herein shall have been obtained. In addition, the Department of Banking, Commerce and Insurance of the State of Oregon, after disclosure of the interpretation by the parties of the Closed Block Memorandum that certain references to "Standard" shall refer to Reinsurer, shall have taken a position of no objection or otherwise approved such transaction.

     Section 13.02. Conditions to Obligations of Ceding Company. The obligations of Ceding Company to consummate the transactions provided for in by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Ceding Company):

          (a) Representations and Warranties. The representations and warranties made by Reinsurer in this Agreement shall be true in all material respects, when made and at and as of the Closing as though such representations and warranties were made at and as of the Closing.

          (b) No Material Change. No material adverse change in Reinsurer shall have occurred.

          (c) Performance. Ceding Company shall have performed and complied in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Ceding Company at or prior to the Closing.

          (d) Deliveries by Reinsurer. Reinsurer shall deliver or cause to be delivered to Ceding Company the following documents:

               (i) a certificate of acceptance of cessation under which Reinsurer accepts cession pursuant to the terms hereof and agrees to be bound by the terms hereof;

               (ii) an opinion of the General Counsel of Reinsurer, reasonably satisfactory to Ceding Company; and

               (iii) such other instruments as may be necessary or advisable to evidence the acceptance and assumption by Reinsurer on a coinsurance basis of the duties and obligations under the contracts and agreements to be assigned to Reinsurer hereunder or to effect the purposes hereof.

          (e) Other Governmental Approvals. All consents, approvals or waivers from Governmental Entities, including without limitation all insurance regulatory agencies, necessary to permit Ceding Company to consummate the transactions provided for herein shall have been obtained.


                                 ARTICLE 14

                     Other Actions After the Closing Date
                     ------------------------------------

     Section 14.01. Licensing. If reasonably requested by Reinsurer, Ceding Company agrees to take such actions as are required on its part in order to maintain agents' licensing and/or transfer such to Reinsurer (if appropriate) in regards to agents who are servicing the Coinsured Policies, and the out-of-pocket costs therefore shall be reimbursed by Reinsurer to Ceding Company. Upon Reinsurer's request, and indemnification for out-of-pocket costs, Ceding Company agrees to take all appropriate action reasonably requested by Reinsurer with regard to any of Ceding Company's currently licensed agents who replace or otherwise cause the lapse of Coinsured Policies and Reinsurer shall reimburse Ceding Company for reasonable out-of-pocket costs in connection with any such action. Ceding Company will take appropriate disciplinary action against any such agent who, in disregard of Ceding Company's instructions, fails to refrain from activities intended to cause the lapse of Coinsured Policies.

     Section 14.02. Net Worth. Ceding Company agrees that if it proposes to transfer any of its assets to any of its Affiliates to the extent that such transfer has a material adverse effect on Ceding Company or the Coinsured Policies or if such transfer results in a downgrade referenced in Section 4.02 above, it will (a) give prior notification to Reinsurer of the transfer and (b) obtain the written agreement of the Affiliate(s) that (i) such Affiliate(s) assumes, guarantees and becomes jointly liable with respect to the indemnification obligations of Ceding Company pursuant to this Agreement and
(ii) will either maintain a place of business in the United States or consent to service of process in the United States; provided, however, that Reinsurer agrees not to look to such Affiliate(s) for performance of any obligations of Ceding Company unless the statutory capital and surplus of Ceding Company is less than $250 million. Promptly following any transfer of assets, Ceding Company shall notify Reinsurer of the name, principal business address and either the business address or the name and address of the agent of such Affiliate for service of process in the United States.

     Section 14.03. Continuation of Business. Ceding Company covenants and agrees that it (a) will not, except as directed by Reinsurer, take any action with respect to any of the Coinsured Policies that is reasonably likely to result in a reduced persistency of the Coinsured Policies, and (b) Ceding Company will deliver to Reinsurer any and all correspondence, premiums, records or other documents, or copies thereof, coming into the possession of Ceding Company after the Business Transfer Date and pertaining to the Coinsured Policies, without charge to Reinsurer.

                                 ARTICLE 15

                           Covenants of the Parties
                           ------------------------

     Section 15.01. Access to Information. Between the Contract Date and the Business Transfer Date, Ceding Company shall (a) give Reinsurer and its authorized representatives reasonable access to all books, records, offices and other facilities and properties of the Ceding Company concerning the Coinsured Policies; (b) permit Reinsurer to make such inspections thereof as Reinsurer may reasonably request; and (c) cause Ceding Company's officers to furnish Reinsurer with such financial and operating data and other information with respect to the Coinsured Policies as Reinsurer may from time to time reasonably request; provided, however, that any such investigation shall be conducted during normal business hours and in such a manner as not to interfere unreasonably with the operation of the business of the Companies.

     Section 15.02. Best Efforts. Subject to the terms and conditions of this Agreement, Reinsurer and Ceding Company will use their respective commercially reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions provided for in this Agreement.

     Section 15.03. Consents. Reinsurer and Ceding Company shall cooperate, and use their respective commercially reasonable best efforts, to make all filings and provide all notifications and obtain all consents, approvals and orders of Governmental Entities and other third parties necessary to consummate this Agreement and the transactions provided for herein.

     Section 15.04. Public Announcements. Reinsurer and Ceding Company will consult with each other before issuing any report, statement or press release or otherwise making any public statement with respect to this Agreement and the transactions provided for herein, and neither of them shall issue any such report, statement or press release or make any such public statement prior to such consultation and obtaining the written approval of the other party, except as in the reasonable judgment of the party may be required by Law, in which case, to the extent reasonably practicable, such party shall advise and confer with the other party before issuing any such report, statement or press release. This Section shall not apply with regard to information disclosed as required by insurance regulatory authorities or to rating agencies, although it is the intent of the parties that any such disclosures shall be made known as between them. After the transaction becomes publicly known through the issuance of a press release, the parties shall be free to discuss the transaction with shareholder analysts and others.

     Section 15.05. Covenant to Satisfy Conditions. Ceding Company shall use its commercially reasonable best efforts to ensure that the conditions set forth in Article 13 hereof are satisfied, insofar as such matters are within the control of Ceding Company, and Reinsurer shall use its commercially reasonable best efforts to ensure that the conditions set forth in Article 13 hereof are satisfied, insofar as such matters are within the control of the Reinsurer.

     Section 15.06. No Solicitation. Prior to the Closing Date, Ceding Company shall not, and shall not authorize or permit any officer, director or employee of Ceding Company or any Affiliate of Ceding Company, or authorize any investment banker, attorney, accountant or other representative retained by Ceding Company or any Affiliate of Ceding Company, to directly or indirectly, without the written consent of Reinsurer, solicit or encourage, or furnish information with respect to the Coinsured Policies to, nor conduct any discussions with, any Person other than Reinsurer in connection with any proposal for the coinsurance, reinsurance or sale of the Coinsured Policies.

     Section 15.07. Closed Block Policies and Non-Closed Block Policies. On or before the Closing Date, Ceding Company shall provide to Reinsurer complete and correct lists as of the Effective Date (the "Coinsured Policy Lists") of the Closed Block Policies and the Non-Closed Block Policies, containing information regarding such Policies, including, but not limited to, policy number, insured's issue age, plan code and reserves for the business described in the Report. All the information contained in the Coinsured Policy Lists shall be true and correct.

     Section 15.08. Substitution of Assets. On or before the Effective Date, Ceding Company shall use its best efforts to substitute cash or other mortgage loans of equal value in place of certain of the Closed Block Assets constituting participating loans or cross-collateralized loans.


                                  ARTICLE 16

                                  Termination
                                  -----------

     Section 16.01. Termination. This Agreement may be terminated prior to Closing and the transactions provided for herein may be abandoned:

          (a)  by mutual agreement of Reinsurer and Ceding Company at any time;

          (b) by written notice by Ceding Company to Reinsurer if (i) there has been a misrepresentation in this Agreement by Reinsurer or a breach by Reinsurer of any of the representations, warranties, agreements or covenants of Reinsurer set forth herein and such misrepresentation or breach would have a material adverse effect on Ceding Company or the Coinsured Policies and is not subject to cure prior to Closing, or a failure of any other condition not subject to cure prior to the Closing Date to which the obligations of Ceding Company are subject or (ii) the Closing shall not have occurred on or prior to June 30, 2001;

          (c) by written notice by Reinsurer to Ceding Company if (i) there has been a misrepresentation in this Agreement by Ceding Company or a breach by Ceding Company of any of the representations, warranties, agreements or covenants of Ceding Company set forth herein and such misrepresentation or breach would have a material adverse effect on Reinsurer or the Coinsured Policies and is not subject to cure prior to Closing, or a failure of any other condition not subject to cure prior to the Closing Date to which the obligations of Reinsurer are subject or (ii) the Closing shall not have occurred on or prior to June 30, 2001;

          (d) by Ceding Company, upon written notice to Reinsurer, if there shall have occurred any material adverse effect to the financial condition of Reinsurer taken as a whole and such material adverse effect shall not have been remedied within 15 days after receipt by Reinsurer of notice in writing from Ceding Company specifying the nature of such material adverse effect and requesting that it be remedied;

          (e) by Reinsurer, upon written notice to Ceding Company, if there shall have occurred any material adverse effect to the Coinsured Policies and such material adverse effect shall not have been remedied within 15 days after receipt by Ceding Company of notice in writing from Reinsurer specifying the nature of such material adverse effect and requesting that it be remedied; or

          (f) subject to Section 15.03, by Reinsurer or Ceding Company, at any time after a Governmental Entity having jurisdiction over Reinsurer or Ceding Company has notified such party that it will not provide regulatory approval necessary for said party to consummate the transactions provided for in this Agreement.

In the case of termination under (b)(i) or (c)(i) above, termination shall be without prejudice to the parties rights under applicable Law for breach of contract.

                                  ARTICLE 17

                              General Provisions
                              ------------------

     Section 17.01. Survival of Representations and Warranties. The representations and warranties of the Ceding Company and of the Reinsurer shall survive for one year after the Closing Date and notice of any claim by Ceding Company or Reinsurer with respect to any breach of representations and warranties for which indemnification is sought under this Agreement must be provided to the other party within such one-year period.

     Section 17.02. Successors; Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of both Ceding Company and Reinsurer; provided, that none of the rights and obligations under this Agreement may be assigned by either Ceding Company or Reinsurer, nor may the policies reinsured under this Agreement be sold, reinsured under an agreement of assumption, reinsurance, or transferred in any other fashion without the written consent of both Ceding Company and Reinsurer. Consent will not be unreasonably withheld, provided the assignment, sale, assumption, reinsurance or transfer does not have a material effect on the risks transferred hereunder or the economic results to the party requested to consent. This provision shall not prohibit Reinsurer from retro ceding the insurance policies on an indemnity basis. No assignment, reinsurance, sale, assumption or transfer shall relieve such party of any of its obligations hereunder.

     Section 17.03. Prior Agreements. All prior or contemporaneous agreements and representations between the parties relating to the subject matter hereof are superseded by this Agreement which, together with any exhibits or schedules attached hereto, constitutes the entire agreement between the parties. No waiver, amendment or modification hereof shall be of any force or effect unless in writing and signed by the parties. The agreements, covenants, representations and warranties contained herein shall survive the Closing.

     Section 17.04. Governing Law. Any disputes under this Agreement that are subject to arbitration pursuant to Article 12 hereof are governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., and, to the extent not in conflict with the Federal Arbitration Act, by the Commercial Arbitration Rules of the American Arbitration Association. To the extent that under Section 10.06 of this Agreement or otherwise, Reinsurer is entitled to a security interest pursuant to
Article 9 of the Uniform Commercial Code, and for all matters other than arbitration, Oregon law shall govern.

     Section 17.05. Rights. Nothing herein, either expressed or implied, is intended or shall be construed to confer upon or give any person, firm or corporation, other than Reinsurer and Ceding Company, any rights or remedies under or by reason of this Agreement.

     Section 17.06. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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

     Section 17.07. Duration. This Agreement shall remain in force until the last Coinsured Policy ceases to be in force, unless earlier terminated pursuant to Section 16.01 of this Agreement. Notwithstanding anything to the contrary contained herein, the provisions set forth herein in Articles 8, 9, 10, 11 and 12 shall survive the termination of this Agreement.

     Section 17.08. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given hereunder shall be deemed to be duly given when and if delivered or deposited in the U.S. Mail for delivery by pre-paid first-class registered or certified mail or provided to a nationally recognized overnight delivery service:

     (a)  Reinsurer:           Jim E. Massengale
                               Executive Vice President
                               Protective Life Corporation
                               2801 Highway 280 South
                               Birmingham, Alabama 35223
                               Telephone No.: (205) 868-3800
                               Fax No.: (205) 868-3554

          With Copy To:        Deborah J. Long
                               Senior Vice President and General Counsel
                               Protective Life Corporation
                               2801 Highway 280 South
                               Birmingham, Alabama 35223
                               Telephone No.: (205) 868-3885
                               Fax No.: (205) 868-3597

     (b)  Ceding Company:      Standard Insurance Company
                               1100 S.W. Sixth Avenue
                               Portland, Oregon 97204-1093
                               Attention: Eric E. Parsons,
                                 Senior Vice President and Chief Financial
                                 Officer
                               Telephone No.: (503) 321-8616
                               Fax No.: (503) 321-7935

          With Copies To:      LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                               1000 Louisiana Street
                               Suite 1400
                               Houston, Texas 77002
                               Attention: B. Shelby Baetz
                               Telephone No.: (713) 287-2024
                               Fax No.: (713) 287-2100

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

          And to               Standard Insurance Company
                               1100 S.W. Sixth Avenue
                               Portland, Oregon 97204-1093
                               Attention: Dwight L. Cramer,
                                 Vice President, General Counsel and Corporate Secretary
                               Telephone No.: (503) 321-6738
                               Fax No.: (503) 321-7935

Or such other address as shall be furnished in writing by the parties to the other.

     Section 17.09. Cooperation. With regard to any matters not expressly stated herein, the parties to this Agreement agree to furnish such information, to execute such additional documents, and to cooperate with each other as may be necessary to carry out the purposes of this Agreement, in accordance with industry practice for transactions of this kind. If prior to Closing either party becomes aware that any litigation or any administrative proceeding has been or is about to be initiated with respect to the Coinsured Policies or any other matter reasonably related thereto, it shall inform the other party as soon as possible. The parties agree to cooperate in furnishing to each other any files or other information or assistance, including the assistance of witnesses, potential witnesses and other persons who have or may have relevant knowledge or information, needed by the other to respond to or settle the litigation or proceeding; provided, that the provisions of Article 11 shall remain in full force and effect with respect to such litigation or proceeding.

     Section 17.10. Insolvency. In the event of the insolvency of Ceding Company, this Agreement shall continue in effect and all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall continue to be payable by Reinsurer under the terms of the contracts reinsured, on behalf of Ceding Company, its liquidator, receiver or statutory successor, without diminution because of such insolvency.

     Section 17.11. Waiver. No modification or waiver of any provision of this Agreement shall be effective unless set forth in writing. A waiver shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver of any future circumstance.

     Section 17.12. Clerical Errors. If either the Ceding Company or the Reinsurer shall fail to perform an obligation under this Agreement, and such failure shall be the result of an error on the part of the Ceding Company or the Reinsurer, such error shall be corrected by restoring both the Ceding Company and the Reinsurer to the positions they would have occupied had no such error occurred; an "error" is a clerical mistake made inadvertently and excludes errors of judgment and all other forms of error.

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

     IN WITNESS WHEREOF, Ceding Company and Reinsurer have caused this instrument to be executed by their duly authorized officers as of the day and year first hereinabove written.

               Ceding Company:     STANDARD INSURANCE COMPANY

Attest:

 /s/ Dwight L. Cramer              By:  /s/ Eric E. Parsons
-----------------------------          ------------------------------

                                   Title: Senior Vice President and
                                          Chief Financial Officer
                                          ---------------------------



               Reinsurer:          PROTECTIVE LIFE INSURANCE COMPANY

Attest:

 /s/ Wayne Hall                    By:  /s/ Jim E. Massengale
-----------------------------          ------------------------------

                                   Title: Executive Vice President
                                          ---------------------------

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